Exhibit 5.2

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
	Hamburg	San Diego
April 27, 2005	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
	New Jersey	Washington, D.C.

Health Care Property Investors, Inc.

3760 Kilroy Airport Way, Suite 3000

Long Beach, California 90806

Re:	$250,000,000 5 5/8% Senior Notes Due 2017

Ladies and Gentlemen:

We have acted as special counsel to Health Care Property Investors, a Maryland corporation (the “Company”), in connection with the issuance of $250,000,000 aggregate principal amount of 5 5/8% Senior Notes due 2017 (the “Securities”), under the Indenture dated as of September 1, 1993 (the “Indenture”) between the Company and The Bank of New York as trustee (the “Trustee”), and pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2003 (File No. 333-111174) (the “Registration Statement”); (ii) a prospectus dated December 15, 2003 (the “Base Prospectus”), as supplemented by a prospectus supplement dated April 22, 2005, filed with the Commission on April 25, 2005 pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”); and (iii) an underwriting agreement dated April 22, 2005 by and among the underwriters named in Schedule A thereto (the “Underwriters”), for whom you are acting as the representative, and the Company (the “Underwriting Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning Maryland law are addressed in the opinion of Ballard Spahr Andrews & Ingersoll, LLP, which has been separately provided to you, and we express no opinion with respect to those matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Securities have been duly executed, issued, authenticated and delivered

April 27, 2005

by or on behalf of the Company against delivery and payment therefor in accordance with the Indenture and in the circumstances contemplated by the Underwriting Agreement, the Securities will be legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinion rendered relating to the enforceability of the Securities is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; (b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) certain rights, remedies and waivers contained in the Documents may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Documents invalid or unenforceable as a whole; and (e) we express no opinion as to the validity or enforceability of any provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies and call to your attention the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorney’s fees.

We have not been requested to express and, with your consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities of Section 548 of the United States Bankruptcy Code or applicable state law relating to fraudulent transfers and obligations.

With your consent, we have assumed for purposes of this opinion that (i) the Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Maryland, and has the corporate power and authority to enter into and consummate the transactions contemplated by the Underwriting Agreement and Indenture; (ii) the Securities have been duly authorized for issuance by all necessary corporate action by the Company, and the execution, delivery and performance of the Underwriting Agreement and Indenture have been duly authorized by all necessary corporate action by the Company; (iii) the Underwriting Agreement and Indenture have been duly executed and delivered by the Company; (iv) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (v) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (vi) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (vii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; (viii) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (ix) that the status of the Securities as legally valid and binding obligations of the respective parties thereto is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to a current report on form 8-K disclosing the offering of the Securities and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP